EXHIBIT 5.1

VEDDERPRICE P.C.
222 NORTH LASALLE STREET
CHICAGO, ILLINOIS 60601
312-609-7500
FAX: 312-609-5005
CHICAGO • NEW YORK CITY • WASHINGTON D.C.
October 28, 2009
PrivateBancorp, Inc.
120 South LaSalle Street
Chicago, Illinois 60603
Re: Offering of Common Stock Under Registration Statement on Form S-3
Ladies and Gentlemen:
We have acted as special counsel to PrivateBancorp, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of an aggregate 22,222,658 shares of the Company’s common stock, no par value per share (the “Shares”) (including up to 2,898,607 shares that may be issued upon exercise of the Underwriters’ (as defined below) option to purchase additional Shares to cover over-allotments, if any) pursuant to the terms of the Underwriting Agreement (the “Underwriting Agreement”), dated October 28, 2009, by and between the Company and J.P. Morgan Securities Inc., as representative of the Underwriters named in Schedule 1 thereto (collectively, the “Underwriters”). The Shares are being offered and sold under a registration statement on Form S-3 under the Securities Act filed with the Securities and Exchange Commission (the “Commission”) on May 9, 2008 (File No. 333-150767) (the “Registration Statement”), including a base prospectus dated May 9, 2008 (the “Base Prospectus”), and a prospectus supplement dated October 28, 2009 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”).
In connection with our opinion, we have examined originals, or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Prospectus, the Amended and Restated Certificate of Incorporation of the Company, as amended, and the Amended and Restated Bylaws of the Company, as well as such other corporate records, documents and other papers as we deemed necessary to examine for purposes of this opinion. We have assumed the authenticity, accuracy and completeness of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies and the genuineness of all signatures.
Based on the foregoing, we are of the opinion that the Shares, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, will be legally issued, fully paid and nonassessable.

PrivateBancorp, Inc.
October 28, 2009

We are duly licensed to practice law in the State of Illinois and in rendering the opinion set forth herein, we express no opinion as to the laws of any other jurisdiction other than the laws of the State of Illinois and the Delaware General Corporation Law, as currently in effect.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus included therein. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Very truly yours,
/s/ Vedder Price P.C.
VEDDER PRICE P.C.

JDK/TPD